EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Second Quarter 2024 results:

•	Net Interest Income increased $1.5 million, or 6.7%, to $24.1 million for the quarter ended June 30, 2024 from $22.6 million for the quarter ended June 30, 2023
•	Net Interest Margin grew 29 basis points, or 7.6%, to 4.10% for the quarter ended June 30, 2024, as compared to 3.81% for the quarter ended June 30, 2023
•	Total Deposits rose $160.5 million, or 7.9%, to $2.2 billion at June 30, 2024 from $2.0 billion at year-end 2023
•	Book value per share increased $2.09, or 7.1%, to $31.35 at June 30, 2024 from $29.26 at December 31, 2023
•	Trust and investment advisory income rose 15.9%, to approximately $3.0 million for the quarter ended June 30, 2024, from $2.6 million for Q2 2023

MIDDLETOWN, N.Y., July 31, 2024 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $8.2 million, or $1.46 per basic and diluted share, for the three months ended June 30, 2024.  This compares with net income of $9.1 million, or $1.61 per basic and diluted share, for the three months ended June 30, 2023.  The decrease in earnings per share, basic and diluted, was due primarily to increases in the provision for credit losses and non-interest expense offset by increases in net interest income and non-interest income during the current period.  For the six months ended June 30, 2024, net income reached $17.5 million, or $3.10 per basic and diluted share, as compared to $12.3 million, or $2.19 per basic and diluted share, for the six months ended June 30, 2023.

Book value per share rose $2.09, or 7.1%, from $29.26 at December 31, 2023 to $31.35 at June 30, 2024. Tangible book value per share increased $2.11, or 7.5%, from $28.12 at December 31, 2023 to $30.23 at June 30, 2024 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due primarily to increased earnings during the six months ended June 30, 2024.

“Though it wasn’t without challenges, I am pleased to report another excellent quarter of financial performance,” announced Company President and CEO Mike Gilfeather, “For the second quarter of 2024 we recorded net income of $8.2 million versus $9.1 million the same period last year. Strong earnings during the quarter were negatively impacted by a credit impairment charge on one of our participation loans, which resulted in a net increase in our provision for credit losses.

Our total loan portfolio at quarter end stood at $1.7 billion.  The Bank funded $29.2 million in new loans during the quarter, which were offset by loan repayment.  As I’ve mentioned previously, regional loan demand remains strong, but uncertainty surrounding the Federal Reserve rate policy and overall industry volatility have caused us to slow loan origination in favor of maintaining and modestly improving rates in our loan portfolio. These actions helped push the average yield on our loan portfolio to 6.21% during Q2 2024 from 5.91% for Q1 2024.

This quarter also saw the results of our ongoing effort to increase deposits, despite today’s challenging rate environment.  Total deposits rose $160.5 million, or 7.9%, during the quarter to $2.2 billion at June 30, 2024, from $2.0 billion at year-end 2023.  The bulk of these were relationship driven and, as such, carry a lower cost than broker originated deposits.  The average cost of deposits stood at 1.34% for the second quarter, which is flat from last quarter, and up 46 basis points from 0.88% a year ago.  While I am confident in the Bank’s ability to gather deposits across rate environments, this result was particularly noteworthy.

This quarter also saw a continuation of our efforts to pay down external borrowings, which we secured last year in response to broad industry concerns stemming from the rapid rise in interest rates. We are fortunate our financial results continue to provide the opportunity to replace these expensive liquidity sources with more reasonably priced ones generated through deposit gathering.  This year alone, we have reduced these borrowings from $234.5 million at year end 2023 to just $60 million at the end of Q2 2024.

The increased yield on our loan portfolio, growth in low cost deposits, and significant reduction of high-cost borrowings have all led to healthy expansion of our net interest margin.  During the quarter, NIM rose 29 basis points, or 7.6%, to 4.10%, as compared to 3.81% for the quarter ended June 30, 2023.

Our Wealth Management division also remained a strong performer during the quarter. Trust and investment advisory income rose $405 thousand, or 15.9%, to $3.0 million for Q2 2024 from $2.6 million for the same period last year. Additionally, while year-over-year performance has been strong, HVIA’s continued growth in the context of more volatile and uncertain fixed-income market performance is all the more impressive. I would add that these results aren’t dependent upon or correlated with our traditional banking business, making Wealth Management an increasingly important source of diversified revenue for the Bank.

In many ways, this quarter highlights the results of our very focused business strategy. Our performance resulted from an intentional effort to moderate loan growth in favor of higher rates, a bank wide, multi-year effort to grow core deposits, and a specific plan to replace expensive borrowings with lower cost funding.  And though we executed on all of these to great effect, we remain subject to the traditional risks of lending which, unfortunately, resulted in the recognition of a participation loan impairment which impacted an otherwise outstanding quarter.  I want to thank our employees once again for their tireless effort, flexibility and commitment to our work.  Their ability to respond to challenges and consistently deliver these types of results reflects the knowledge and experience that makes our approach to business banking successful.  Thanks as well to our shareholders for their continued support.”

Second Quarter 2024 Financial Review

Net Income
Net income for the second quarter of 2024 was $8.2 million, a decrease of $873 thousand, or 9.6%, from net income of $9.1 million for the second quarter of 2023. The decrease represents a combination of an increased provision for credit losses and increased interest and non-interest expense over the same quarter last year.  Net income for the six months ended June 30, 2024 was $17.5 million, as compared to $12.3 million for the same period in 2023.  The increase reflects the effect of net interest income growth combined with reduced provision for credit losses during the first six months of 2024 as compared to the prior period.  The reduced provision includes the positive impact of a recovery in 2024 associated with the write-off of Signature Bank subordinated debt during the first quarter of 2023.

Net Interest Income
For the three months ended June 30, 2024, net interest income rose $1.5 million, or 6.7%, to $24.1 million, versus $22.6 million during the same period last year. The increase was driven primarily by a $2.9 million increase in interest and fees on loans during the current period.  For the six months ended June 30, 2024, net interest income reached $45.7 million representing an increase of $2.0 million, or 4.5%, over the first half of 2023.

Total interest income rose $2.8 million, or 9.3%, to $32.5 million for the three months ended June 30, 2024, compared to $29.7 million for the three months ended June 30, 2023.  The increase reflected 12.1% growth in interest and fees associated with loans, a 3.8% increase in interest income from tax-exempt investment securities, and a 4.9% increase in interest income related to fed funds interest and balances held at correspondent banks.  For the six months ended June 30, 2024, total interest income rose $7.5 million, or 13.3%, to $63.6 million as compared to $56.1 million for the six months ended June 30, 2023.

Total interest expense increased $1.3 million during the second quarter of 2024, to $8.4 million, as compared to $7.1 million in the second quarter of 2023.  The increase represented the continued combined effect of rising interest rates on customer deposits as well as higher costs associated with brokered deposits as alternate sources of funding.  Interest expense associated with savings and NOW accounts totaled $5.2 million during the second quarter of 2024 as compared to $3.2 million during the second quarter of 2023.  Interest expense associated with FHLB advances drawn and other borrowings during the current quarter totaled $890 thousand as compared to $2.3 million during the second quarter of 2023.  During the six months ended June 30, 2024, total interest expense rose $5.5 million, to $17.9 million, as compared to $12.4 million for the same period last year.

Provision for Credit Losses
As of January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) accounting standard, which includes loans individually evaluated, as well as loans evaluated on a pooled basis to assess the adequacy of the allowance for credit losses. The Bank seeks to estimate lifetime losses in its loan and investment portfolio by using expected discounted cash flows and supplemental qualitative considerations, including relevant economic considerations, portfolio concentrations, and other external factors, as well as evaluating investment securities held by the Bank.

The Company recognized a provision for credit losses of $2.2 million for the three months ended June 30, 2024, as compared to $214 thousand for the three months ended June 30, 2023.  This increase was primarily driven by a reserve associated with a specific non-accrual loan as well as the impact of the methodology associated with estimated lifetime losses and the types of loans closed during the quarter.  The allowance for credit losses to total loans was 1.60% as of June 30, 2024 versus 1.44% as of December 31, 2023.  For the six months ended June 30, 2024, the provision for credit losses totaled $570 thousand as compared to $6.6 million for the six months ended June 30, 2023.  No reserves for investment securities were recorded during 2024.

Non-Interest Income
Non-interest income rose $521 thousand, or 15.9%, to $3.8 million for the three months ended June 30, 2024 as compared to $3.3 million for the three months ended June 30, 2023.  This growth was related to continued increased fee income within each of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts.  For the six months ended June 30, 2024, non-

interest income increased approximately $1.0 million, to $7.5 million, as compared to $6.5 million for the six months ended June 30, 2023.

Non-Interest Expense
Non-interest expense was $15.5 million for the second quarter of 2024, reflecting an increase of $1.0 million, or 7.2%, as compared to $14.5 million for the same period in 2023.  The increase in non-interest expense for the three-month period continues to reflect the Company’s commitment to growth.  This investment consists primarily of increases in compensation, information technology, and deposit insurance costs. Our efficiency ratio improved to 55.5% for the three months ended June 30, 2024, from 55.8% for the same period in 2023.   For the six months ended June 30, 2024, our efficiency ratio increased to 57.9% from 56.7% for the same period in 2023.  Non-interest expense for the six months ended June 30, 2024 reached $30.8 million, reflecting a $2.3 million increase over non-interest expense of $28.5 million for the six months ended June 30, 2023.

Income Tax Expense
Provision for income taxes for the three months ended June 30, 2024 was $2.0 million, compared to $2.1 million for the same period in 2023.  The decrease was directly related to lower income before income taxes.  For the six months ended June 30, 2024, the provision for income taxes was $4.3 million as compared to $2.8 million for the six months ended June 30, 2023.  Our effective tax rate for the three-month period ended June 30, 2024 was 19.7% as compared to 19.1% for the same period in 2023.  Our effective tax rate for the six-month period ended June 30, 2024 was 19.9% as compared to 18.7% for the same period in 2023.

Financial Condition
Total consolidated assets decreased $4.3 million, or 0.2%, and remained relatively level at $2.5 billion at June 30, 2024 and December 31, 2023, respectively. The stability of the balance sheet included increases and continued growth in deposits and cash as well as paydowns of borrowings during the current six-month period.

Total cash and due from banks increased from $147.4 million at December 31, 2023, to $189.7 million at June 30, 2024, an increase of approximately $42.3 million, or 28.7%. This increase resulted primarily from increases in deposit balances and slower loan growth which increased cash levels while reducing short-term borrowings.

Total investment securities fell $36.8 million, or 7.3%, from $504.5 million at December 31, 2023 to $467.7 million at June 30, 2024.  The decrease continues to be driven primarily by investment maturities during the first six months of 2024.

Total loans decreased $13.2 million, or 0.8%, from $1.7 billion at December 31, 2023 to $1.7 billion at June 30, 2024.  The decrease was primarily driven by a decrease of $12.5 million related to commercial and industrial loans as well as a $3.5 million decrease in consumer loans offset by an increase of $3.2 million in residential real estate.  All other loan categories were relatively stable during 2024.

Total deposits increased $160.5 million, to $2.2 billion at June 30, 2024, from $2.0 billion at December 31, 2023. This increase was due primarily to $113.2 million of growth in interest bearing demand accounts; $99.2 million of growth in money market accounts; and $29.9 million of growth in savings accounts.  The increases in deposit accounts were offset by an $18.0 million decrease in noninterest-bearing demand accounts and a $63.8 million decrease in certificates of deposit, mainly associated with brokered deposits utilized by the

Bank for short term funding purposes.  Deposit composition at June 30, 2024 included 50.0% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 40% of total deposits at June 30, 2024 as compared to 37% of total deposits at December 31, 2023.

FHLBNY short-term borrowings were paid off and there was no amount outstanding as of June 30, 2024 as compared to $224.5 million at December 31, 2023. The decrease in borrowings continues to be driven by increased deposits which outpaced loan growth during the first half of 2024 and allowed for paydowns of borrowings while maintaining consistent levels of cash at June 30, 2024.  The decrease in borrowings reflects a strategic decision to manage liquidity sources and take advantage of opportunities to reduce funding costs.

Stockholders’ equity experienced an increase of approximately $12.2 million during the first half of 2024, reaching $177.5 million at June 30, 2024 from $165.4 million at December 31, 2023.  The increase was due primarily to $17.5 million of net income during the first half of 2024 partially offset by an increase in unrealized losses of approximately $3.3 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes.

At June 30, 2024, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 10.04%, both common equity and Tier 1 capital to risk weighted assets were 13.84%, and total capital to risk weighted assets was 15.09%.

Wealth Management
At June 30, 2024, our Wealth Management Division, which includes trust and investment advisory, totaled $1.7 billion in assets under management or advisory as compared to $1.6 billion at December 31, 2023, reflecting an increase of 8.6%.  Trust and investment advisory income for the quarter ended June 30, 2024 reached $3.0 million and represented an increase of 15.9%, or $405 thousand, as compared to $2.6 million for the quarter ended June 30, 2023.

The breakdown of trust and investment advisory assets as of June 30, 2024 and December 31, 2023, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$ 1,041,266	60.71%	$ 909,384	57.56%
Trust Asset Under Administration & Management	673,791	39.29%	670,515	42.44%
Total	$ 1,715,057	100.00%	$ 1,579,899	100.00%

Loan Quality
At June 30, 2024, the Bank had total non-performing loans of $16.0 million, or 0.92% of total loans.  Total non-accrual loans represented approximately $15.8 million of loans as of June 30, 2024 compared to $4.4 million at December 31, 2023.  The increase in non-accrual loans was primarily the result of one commercial real estate participation which has experienced payment slowdowns and required classification as non-accrual at quarter end.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of June 30, 2024, the Bank’s cash and due from banks totaled $189.7 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of June 30, 2024, the Bank’s investment in securities available for sale was $463.1 million, of which $59.9 million was not pledged as collateral and additional $45.2 million with the Federal Reserve which is not specifically designated to any borrowings.  Additionally, as of June 30, 2024, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $611.0 million, of which $90.0 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of June 30, 2024, the Bank’s unused borrowing capacity at the FHLBNY was $511.0 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  At June 30, 2024, the Bank was utilizing $50 million of funding through the Bank Term Funding Program from the Federal Reserve under a one-year facility.

The Bank also considers brokered deposits an element of its deposit strategy.  As of June 30, 2024, the Bank had brokered deposit arrangements with various terms totaling $122.5 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	June 30, 2024	December 31, 2023
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 177,544	$ 165,376
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(964)	(1,107)
Tangible common equity	$ 171,221	$ 158,910
Common shares outstanding	5,663,671	5,651,311
Book value per common share	$ 31.35	$ 29.26
Tangible book value per common share	$ 30.23	$ 28.12

Tangible Assets
Total assets	$ 2,481,157	$ 2,485,468
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(964)	(1,107)
Tangible assets	$ 2,474,834	$ 2,479,002
Tangible common equity to tangible assets	6.92%	6.41%

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	June 30, 2024	December 31, 2023

ASSETS

Cash and due from banks	$ 189,680	$ 147,383
Investment securities - available-for-sale	463,052	489,948
(Amortized cost $538,899 at June 30, 2024 and $560,994 at December 31, 2023)
Restricted investment in bank stocks	4,595	14,525
Loans	1,733,833	1,747,062
Allowance for credit losses	(27,815)	(25,182)
Loans, net	1,706,018	1,721,880

Premises and equipment, net	15,733	16,160
Accrued interest receivable	9,616	5,934
Bank owned life insurance	41,954	41,447
Goodwill	5,359	5,359
Intangible assets	964	1,107
Other assets	44,186	41,725

TOTAL ASSETS	$ 2,481,157	$ 2,485,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 681,232	$ 699,203
Interest bearing	1,518,049	1,339,546
Total deposits	2,199,281	2,038,749

FHLB advances, short term	—	224,500
FHLB advances, long term	10,000	10,000
BTFP borrowing	50,000	—
Subordinated notes, net of issuance costs	19,555	19,520
Accrued expenses and other liabilities	24,777	27,323

TOTAL LIABILITIES	2,303,613	2,320,092

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,663,671 and 5,651,311 outstanding,
at June 30, 2024 and December 31, 2023, respectively	2,842	2,842
Surplus	120,602	120,392
Retained Earnings	122,262	107,361
Accumulated other comprehensive income (loss), net of taxes	(67,433)	(64,108)
Treasury stock, at cost; 19,633 and 31,993 shares at June 30,
2024 and December 31, 2023, respectively	(729)	(1,111)
TOTAL STOCKHOLDERS' EQUITY	177,544	165,376

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,481,157	$ 2,485,468

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
INTEREST INCOME
Interest and fees on loans	$ 26,778	$ 23,879	$ 52,392	$ 45,716
Interest on investment securities:
Taxable	3,105	3,348	6,331	6,420
Tax exempt	581	560	1,149	1,157
Interest on Federal funds sold and other	2,048	1,953	3,713	2,811

TOTAL INTEREST INCOME	32,512	29,740	63,585	56,104

INTEREST EXPENSE
Savings and NOW accounts	5,158	3,145	9,735	5,575
Time deposits	2,114	1,479	4,528	1,939
FHLB advances and borrowings	890	2,283	3,141	4,388
Note payable	—	—	—	—
Subordinated notes	231	231	461	461
TOTAL INTEREST EXPENSE	8,393	7,138	17,865	12,363

NET INTEREST INCOME	24,119	22,602	45,720	43,741

Provision for credit losses	2,210	214	570	6,569
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	21,909	22,388	45,150	37,172

NONINTEREST INCOME
Service charges on deposit accounts	232	205	467	378
Trust income	1,309	1,265	2,621	2,441
Investment advisory income	1,650	1,289	3,225	2,486
Investment securities gains(losses)	—	—	—	107
Earnings on bank owned life insurance	270	244	512	482
Other	346	283	668	562
TOTAL NONINTEREST INCOME	3,807	3,286	7,493	6,456

NONINTEREST EXPENSE
Salaries	6,873	6,217	13,611	12,471
Employee benefits	2,304	1,740	4,426	3,607
Occupancy expense	1,164	1,180	2,325	2,434
Professional fees	1,337	1,666	2,773	2,713
Directors' fees and expenses	(125)	157	197	387
Computer software expense	1,430	1,258	2,665	2,481
FDIC assessment	350	230	768	560
Advertising expenses	438	434	802	710
Advisor expenses related to trust income	32	30	65	59
Telephone expenses	188	182	375	350
Intangible amortization	71	71	143	143
Other	1,425	1,282	2,647	2,560
TOTAL NONINTEREST EXPENSE	15,487	14,447	30,797	28,475

Income before income taxes	10,229	11,227	21,846	15,153

Provision for income taxes	2,016	2,141	4,343	2,837
NET INCOME	$ 8,213	$ 9,086	$ 17,503	$ 12,316

Basic and diluted earnings per share	$ 1.46	$ 1.61	$ 3.10	$ 2.19

Weighted average shares outstanding	5,641,434	5,629,030	5,638,185	5,627,354

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended June 30,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,728,195	$ 26,778	6.21%	$ 1,689,054	$ 23,871	5.67%
PPP Loans	197	—	0.00%	1,619	8	1.97%
Investment securities	467,308	3,364	2.89%	515,852	3,542	2.75%
Due from banks	160,498	2,048	5.12%	161,611	1,953	4.85%
Other	5,343	322	24.17%	11,867	366	12.37%
Total interest earning assets	2,361,541	32,512	5.52%	2,380,002	29,740	5.01%
Non-interest earning assets	99,032			94,298
Total assets	$ 2,460,573			$ 2,474,300

Liabilities and equity:
Interest-bearing demand accounts	$ 394,697	$ 485	0.49%	$ 354,372	$ 301	0.34%
Money market accounts	666,460	3,796	2.28%	630,559	2,247	1.43%
Savings accounts	254,188	877	1.38%	254,335	597	0.94%
Certificates of deposit	184,363	2,114	4.60%	170,442	1,479	3.48%
Total interest-bearing deposits	1,499,708	7,272	1.94%	1,409,709	4,625	1.32%
FHLB Advances and other borrowings	76,923	890	4.64%	175,220	2,283	5.23%
Note payable	—	—	0.00%	—	—	0.00%
Subordinated notes	19,544	231	4.74%	19,472	231	4.75%
Total interest bearing liabilities	1,596,175	8,393	2.11%	1,604,401	7,138	1.78%
Non-interest bearing demand accounts	667,455			700,923
Other non-interest bearing liabilities	25,717			20,590
Total liabilities	2,289,347			2,325,913
Total shareholders' equity	171,226			148,387
Total liabilities and shareholders' equity	$ 2,460,573			$ 2,474,300

Net interest income		$ 24,119			$ 22,602
Interest rate spread [1]			3.41%			3.23%
Net interest margin [2]			4.10%			3.81%
Average interest earning assets to interest-bearing liabilities	148.0%			148.3%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Six Months Ended June 30,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,733,197	$ 52,389	6.06%	$ 1,654,339	$ 45,696	5.57%
PPP Loans	203	3	2.96%	1,666	20	2.41%
Investment securities	474,419	6,796	2.87%	523,266	7,109	2.74%
Due from banks	155,047	3,713	4.80%	132,019	2,811	4.29%
Other	8,119	684	16.90%	11,760	468	8.03%
Total interest earning assets	2,370,985	63,585	5.38%	2,323,050	56,104	4.87%
Non-interest earning assets	96,839			94,937
Total assets	$ 2,467,824			$ 2,417,987

Liabilities and equity:
Interest-bearing demand accounts	$ 377,492	$ 922	0.49%	$ 337,890	$ 543	0.32%
Money market accounts	643,244	7,151	2.23%	618,332	3,920	1.28%
Savings accounts	245,009	1,662	1.36%	256,143	1,112	0.88%
Certificates of deposit	197,003	4,528	4.61%	133,203	1,939	2.94%
Total interest-bearing deposits	1,462,748	14,263	1.96%	1,345,568	7,514	1.13%
FHLB Advances and other borrowings	122,203	3,141	5.15%	176,569	4,388	5.01%
Note payable	—	—	0.00%	—	—	0.00%
Subordinated notes	19,535	461	4.73%	19,463	461	4.78%
Total interest bearing liabilities	1,604,486	17,865	2.23%	1,541,600	12,363	1.62%
Non-interest bearing demand accounts	667,947			707,284
Other non-interest bearing liabilities	27,081			22,840
Total liabilities	2,299,514			2,271,724
Total shareholders' equity	168,310			146,263
Total liabilities and shareholders' equity	$ 2,467,824			$ 2,417,987

Net interest income		$ 45,720			$ 43,741
Interest rate spread [1]			3.15%			3.25%
Net interest margin [2]			3.87%			3.80%
Average interest earning assets to interest-bearing liabilities	147.8%			150.7%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets (1)	1.34%	1.47%	1.42%	1.02%
Return on average equity (1)	19.19%	24.49%	20.80%	16.84%
Interest rate spread (2)	3.41%	3.23%	3.15%	3.25%
Net interest margin (3)	4.10%	3.81%	3.87%	3.80%
Dividend payout ratio (4)	15.80%	14.25%	14.82%	21.02%
Non-interest income to average total assets	0.62%	0.53%	0.61%	0.53%
Non-interest expenses to average total assets	2.52%	2.34%	2.50%	2.36%
Average interest-earning assets to average interest-bearing liabilities	147.95%	148.34%	147.77%	150.69%

Asset Quality Ratios:
Non-performing assets to total assets	0.64%	0.22%
Non-performing loans to total loans	0.92%	0.32%
Allowance for credit losses to non-performing loans	173.95%	460.06%
Allowance for credit losses to total loans	1.60%	1.45%

Capital Ratios (5):
Total capital (to risk-weighted assets)	15.09%	13.47%
Tier 1 capital (to risk-weighted assets)	13.84%	12.22%
Common equity tier 1 capital (to risk-weighted assets)	13.84%	12.22%
Tier 1 capital (to average assets)	10.04%	8.86%

Notes:
(1)	Annualized for the three and six month periods ended June 30, 2024 and 2023, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income	$ 32,512	$ 29,740	$ 63,585	$ 56,104
Interest expense	8,393	7,138	17,865	12,363
Net interest income	24,119	22,602	45,720	43,741
Provision for credit losses	2,210	214	570	6,569
Net interest income after provision for credit losses	21,909	22,388	45,150	37,172
Noninterest income	3,807	3,286	7,493	6,456
Noninterest expenses	15,487	14,447	30,797	28,475
Income before income taxes	10,229	11,227	21,846	15,153
Provision for income taxes	2,016	2,141	4,343	2,837
Net income	$ 8,213	$ 9,086	$ 17,503	$ 12,316

Basic and diluted earnings per share	$ 1.46	$ 1.61	$ 3.10	$ 2.19
Weighted average common shares outstanding	5,641,434	5,629,030	5,638,185	5,627,354

	At	At
	June 30, 2024	December 31, 2023
Book value per share	$ 31.35	$ 29.26
Net tangible book value per share (1)	$ 30.23	$ 28.12
Outstanding common shares	5,663,671	5,651,311

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $964, and $1,107 in other intangible assets for June 30, 2024 and December 31, 2023, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 261,050	15.06%	$ 273,562	15.66%
Commercial real estate	1,258,160	72.57%	1,259,356	72.08%
Commercial real estate construction	85,720	4.94%	85,725	4.91%
Residential real estate	81,554	4.70%	78,321	4.48%
Home equity	14,255	0.82%	13,546	0.78%
Consumer	33,094	1.91%	36,552	2.09%
Total loans	1,733,833	100.00%	1,747,062	100.00%
Allowance for loan losses	27,815		25,182
Total loans, net	$ 1,706,018		$ 1,721,880

(a) - Includes PPP loans of:	$ 193		$ 215

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2024			At December 31, 2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 681,232	30.98%	0.00%	$ 699,203	34.30%	0.00%
Interest bearing demand accounts	418,074	19.01%	0.51%	304,892	14.95%	0.49%
Money market accounts	684,160	31.11%	2.31%	584,976	28.69%	2.04%
Savings accounts	258,056	11.73%	1.34%	228,161	11.19%	1.19%
Certificates of Deposit	157,759	7.17%	4.38%	221,517	10.87%	4.57%
Total	$ 2,199,281	100.00%	1.29%	$ 2,038,749	100.00%	1.29%

ORANGE COUNTY BANCORP, INC. NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	June 30, 2024	December 31, 2023

Non-accrual loans:
Commercial and industrial	$ 295	$ 556
Commercial real estate	14,957	2,692
Commercial real estate construction	—	—
Residential real estate	588	1,179
Home equity	—	—
Consumer	—	—
Total non-accrual loans	15,840	4,427
Accruing loans 90 days or more past due:
Commercial and industrial	150	—
Commercial real estate	—	—
Commercial real estate construction	—	—
Residential real estate	—	—
Home equity	—	—
Consumer	—	—
Total loans 90 days or more past due	150	—
Total non-performing loans	15,990	4,427
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$ 15,990	$ 4,427

Ratios:
Total non-performing loans to total loans	0.92%	0.25%
Total non-performing loans to total assets	0.64%	0.18%
Total non-performing assets to total assets	0.64%	0.18%

Notes:
1 - Includes non-accruing TDRs:	$ —	$ 2,391